EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4/A of our reports dated February 26, 2016, relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries, and the effectiveness of Enterprise Financial Services Corp and subsidiaries' internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Enterprise Financial Services Corp for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Saint Louis, Missouri
December 20, 2016